Exhibit 21.1

SUBSIDIARIES

OF

ACCESS MIDSTREAM PARTNERS, L.P.

Delaware Limited Partnership

State of Formation
Access Midstream Gas Services, L.L.C.	Oklahoma
Access MLP Operating, L.L.C.	Delaware
Access Permian Midstream, L.L.C.	Oklahoma
Access West Texas Processing, L.L.C.	Oklahoma
ACMP Finance Corp.	Delaware
Appalachia Midstream Services, L.L.C.	Oklahoma
Bluestem Gas Services, L.L.C. d/b/a Pecan Hill Water Solutions	Oklahoma
Cardinal Gas Services, L.L.C.	Delaware
Jackalope Gas Gathering Services, L.L.C.	Oklahoma
Louisiana Midstream Gas Services, L.L.C.	Oklahoma
Magnolia Midstream Gas Services, L.L.C.	Oklahoma
Mid-Atlantic Gas Services, L.L.C.	Oklahoma
Mockingbird Midstream Gas Services, L.L.C.	Oklahoma
Oklahoma Midstream Gas Services, L.L.C.	Oklahoma
Ponder Midstream Gas Services, L.L.C.	Delaware
Ranch Westex JV LLC.	Delaware
Texas Midstream Gas Services, L.L.C.	Oklahoma
Utica East Ohio Midstream LLC.	Delaware
Utica Gas Services, L.L.C.	Oklahoma